EXHIBIT 99.1

The Community Financial Corporation Announces 1.22% Return on Average Assets for Second Quarter Of 2021

Second Quarter 2021 Highlights

  Net Income: Net income totaled $6.4 million for the quarter ended June 30, 2021, or $1.10 per diluted common share compared to net income of $3.5 million or $0.59 per diluted common share for the quarter ended June 30, 2020. Net income totaled $12.7 million for the six months ended June 30, 2021, or $2.17 per diluted common share compared to net income of $6.2 million or $1.05 per diluted common share for the six months ended June 30, 2020.
  Overall Profitability: This is the third consecutive quarter of record return on average assets ("ROAA") performance for the Company. The Company’s ROAA and return on average common equity ("ROACE") were 1.22% and 12.62% for the three months ended June 30, 2021 compared to 0.69% and 7.27% for the three months ended June 30, 2020. The Company’s ROAA and ROACE were 1.22% and 12.57% for the six months ended June 30, 2021 compared to 0.65% and 6.64% for the six months ended June 30, 2020.
  Core Profitability: Pre-tax, pre-provision ("PTPP") ROAA and PTPP ROACE increased to 1.68% and 17.49% for the quarter ended June 30, 2021 compared to 1.62% and 17.03% for the quarter ended June 30, 2020. The Company's PTPP ROAA and PTPP ROACE increased to 1.68% and 17.41% during the first six months of 2021 compared to 1.57% and 15.95% for the same period in 2020.
  Net Interest Margin Compression: Net interest margin decreased 13 basis points from 3.50% for the first quarter of 2021 to 3.37% for the three months ended June 30, 2021. The current low interest-rate environment coupled with significant increases in on-balance sheet liquidity, purchases of lower-yielding investments and competition for loans is expected to put downward pressure on margins for the balance of 2021.
  Common Stock Repurchases: During the three months ended June 30, 2021, the Company repurchased 111,884 shares of common stock at an average price of $34.93 per share.
  Dividend Increase: The Company increased its dividends paid by 20% from $0.125 in the first quarter of 2021 to $0.15 in the second quarter of 2021.
  Customer Acquisition: The Bank has increased noninterest-bearing accounts by $61.1 million to $423.2 million or from 20.74% of deposits at December 31, 2020 to 22.18%% at June 30, 2021.
  Asset Quality Improvement

—  Non-accrual loans, OREO and TDRs to total assets decreased 36 basis points to 0.72% at June 30, 2021 from 1.08% at December 31, 2020. Classified assets decreased $7.4 million to $14.9 million at June 30, 2021 from $22.4 million at December 31, 2020.

—  At June 30, 2021, COVID-19 deferred loans decreased to $3.5 million, representing 0.16% of assets.

WALDORF, Md., July 22, 2021 (GLOBE NEWSWIRE) -- The Community Financial Corporation (NASDAQ: TCFC) (the “Company”), the holding company for Community Bank of the Chesapeake (the “Bank”), today reported its results of operations for the three and six months ended June 30, 2021. Net income for the three months ended June 30, 2021 was $6.4 million, or $1.10 per diluted common share compared with net income of $6.3 million, or $1.07 per diluted common share for the first quarter of 2021, and net income of $3.5 million or $0.59 per diluted common share for the quarter ended June 30, 2020. The Company reported net income for the six months ended June 30, 2021 of $12.7 million or diluted earnings per share of $2.17 compared to a net income for the comparable period of 2020 of $6.2 million or diluted earnings per share of $1.05. As a result of the COVID-19 pandemic, earnings for the six months ended June 30, 2020 were impacted by an increased provision for loan losses ("PLL") of $7.6 million compared to $0.6 million for the six months ended June 30, 2021.

Management Commentary

"During the three months ended June 30, 2021, we delivered our third consecutive quarter of record performance. In the first six months of 2021, we added two new product lines, closed a branch to better optimize our branch operations, improved asset quality and continued to drive operating efficiency by controlling expenses," stated William J. Pasenelli, Chief Executive Officer. "Our second quarter 2021 operating results were strong at a 1.22% ROAA. We believe that without U.S. Small Business Administration Paycheck Protection Program ("U.S. SBA PPP") income, ROAA would be lower by 10 to 12 basis points. We believe as we look forward that we have positioned our Company with a healthy balance sheet and a foundation for sustainable profitable operations that should enhance long-term shareholder value beyond the non-recurring income streams from the U.S. SBA PPP".

“Our business development teams continue to be successful sourcing noninterest-bearing accounts by returning to face to face interactions with customers and by leveraging technology and Fintech partnerships to better understand our customers' behaviors. In addition, we are taking advantage of market disintermediation as well as new customers acquired through COVID-19 government stimulus programs,” stated James M. Burke, President. "New account openings in the first half of the year have included a mix of retail and commercial accounts and have significantly exceeded the number of accounts we opened for new customers participating in the U.S. SBA PPP loan program. The increases in the numbers and dollars of noninterest-bearing accounts, from 20.74% of outstanding deposit balances at year end to 22.18% at June 30, 2021, provide a strong foundation for continued fee income improvement as well as help offset margin compression in the current volatile interest rate environment."

During March 2021, the Bank introduced a new residential mortgage program and retail and commercial credit card program that merge the technology and expertise of two proven FinTech firms with our business development team's demonstrated capabilities. The Company expects these programs to improve non-interest income and interest income in 2022-2023.

The Bank’s expansion into Virginia significantly contributed to our growth over the last five years. Fredericksburg, Spotsylvania and surrounding areas provide significant opportunities for continued organic growth supported by our efficient operating model and ability to leverage technology. At June 30, 2021, loans in the greater Fredericksburg, Virginia area accounted for approximately 40% of the Bank's outstanding portfolio loans, and Fredericksburg branch deposits were $84.7 million with an average cost of deposits of four basis points. On April 21, 2021, the Bank purchased its second location in Virginia at 5831 Plank Road, Spotsylvania. The full-service branch is expected to open in late 2021 and will provide banking, lending and wealth management services with a focus on digital banking.

Effective March 31, 2021, the Bank consolidated its St. Patrick's Drive branch in Waldorf, Maryland into the Bank's nearby main office branch. This realignment of our branches will enable the Company to serve a wider customer base. The net financial impact of the new Spotsylvania branch and the closing of the St. Patrick's Drive branch is expected to be neutral to the Company's expense run rate.

As previously disclosed on July 15, 2021, the Company completed the repurchase of the $7.0 million of shares of the Company’s common stock pursuant to the repurchase plan announced on October 20, 2020 (the “2020 Repurchase Plan”). The 2020 Repurchase Plan authorized the Company to repurchase up to 300,000 of the Company’s outstanding shares of common stock using up to $7.0 million of the proceeds the Company raised in its $20.0 million subordinated debt offering completed in October 2020. Between November 2020 and July 2021, 200,275 shares were purchased at a total cost of approximately $6.98 million or an average of $34.83 per share. As of July 15, 2021, the Company had 5,715,732 shares outstanding. The Company will continue to evaluate the use of additional capital management strategies to enhance overall shareholder value, including repurchasing some or all of the 99,725 shares remaining under the 2020 Repurchase Plan. Future plans to resume repurchases will be publicly announced.

Results of Operations

	(UNAUDITED)
	Three Months Ended June 30,
(dollars in thousands)	2021	2020	$ Change	% Change
Interest and dividend income	$17,444	$17,638	$(194)	(1.1)%
Interest expense	1,009	2,414	(1,405)	(58.2)%
Net interest income	16,435	15,224	1,211	8.0%
Provision for loan losses	291	3,500	(3,209)	(91.7)%
Noninterest income	1,856	2,259	(403)	(17.8)%
Noninterest expense	9,378	9,397	(19)	(0.2)%
Income before income taxes	8,622	4,586	4,036	88.0%
Income tax expense	2,190	1,136	1,054	92.8%
Net income	$6,432	$3,450	$2,982	86.4%

	(UNAUDITED)
	Six Months Ended June 30,
(dollars in thousands)	2020	2019	$ Change	% Change
Interest and dividend income	$35,122	$35,677	$(555)	(1.6)%
Interest expense	2,178	6,100	(3,922)	(64.3)%
Net interest income	32,944	29,577	3,367	11.4%
Provision for loan losses	586	7,600	(7,014)	(92.3)%
Noninterest income	4,216	4,380	(164)	(3.7)%
Noninterest expense	19,526	19,080	446	2.3%
Income before income taxes	17,048	7,277	9,771	134.3%
Income tax expense	4,317	1,079	3,238	300.1%
Net income	$12,731	$6,198	$6,533	105.4%

Net Interest Income

Net interest income increased for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. Net interest margin of 3.37% for the three months ended June 30, 2021 increased three basis points from 3.34% for the comparable period. The increase in net interest income resulted primarily from decreases in interest expense from lower funding costs exceeding the impacts of lower interest-earning asset repricing.

Net interest income increased for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. Net interest margin of 3.43% for the six months ended June 30, 2021 was four basis points higher than the 3.39% for the six months ended June 30, 2020. The increase in net interest income resulted primarily from decreases in interest expense from lower funding costs exceeding the impacts of lower interest-earning asset repricing. Interest earning asset yields decreased 42 basis points from 4.08% for the six months ended June 30, 2020 to 3.66% for the six months ended June 30, 2021. The Company’s cost of funds decreased 49 basis points from 0.72% for the six months ended June 30, 2020 to 0.23% for the six months ended June 30, 2021.

For the second quarter and first six months of 2021, interest income decreased from significantly lower asset yields partially offset by increased interest income from larger average balances and accelerated loan fee recognition following the forgiveness of U.S. SBA PPP loans. Interest income from the Company's participation in the U.S. SBA PPP program was $1.3 million and $3.1 million for the three and six months ended June 30, 2021 compared to $0.5 million and $0.5 million for the three and six months ended June 30, 2020. For the three and six months ended June 30, 2021, net interest margin increased 10 and 13 basis points as a result of net U.S. SBA PPP loan interest income and accelerated loan fee recognition compared to an increase of two basis points and no impact for the comparable periods in 2020. For the three months ended March 31, 2021, net interest margin of 3.50% increased 18 basis points as result of net U.S. SBA PPP loan interest income.

Due to a slightly liability-sensitive balance sheet, the Company's net interest margin was stable in 2020 after adjusting for U.S. SBA PPP loan and funding activity. The sharp decline in interest rates in 2020 and 2021 not only reduced interest income on floating-rate loans, liquid interest-earning assets and investments, but has also reduced competitive pressures and depositor expectations concerning deposit interest rates. The Company’s cost of funds continued to decrease during the second quarter of 2021. The prepayment of $30.0 million of FHLB advances with a 2.2% average rate in the last six months of 2020, the repricing of time deposits, the increase in noninterest-bearing accounts as a percentage of total deposits and lower costs for transaction deposit accounts all contributed to lowering the Bank's cost of funds in 2020 and 2021. Cost of funds decreased from 0.54% for the three months ended June 30, 2020 to 0.21% for the three months ended June 30, 2021. During the second quarter of 2021, the Company's cost of funds decreased four basis points from 0.25% for the three months ended March 31, 2021.

Excluding the acceleration of interest income with U.S. SBA PPP loan forgiveness, compression of our net interest margin is likely to continue in the third quarter of 2021 as interest-earning assets reprice faster than interest-bearing liabilities and the Bank continues to invest excess liquidity into securities. We expect U.S. SBA PPP loan forgiveness to positively impact margins and net interest income in the third and fourth quarters of 2021 with the recognition of remaining net deferred fees.

Noninterest Income

Noninterest income decreased for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The decrease for the comparable periods was primarily due to lower interest rate protection referral fee income and gains on the sale of investment securities in the second quarter of 2020, partially offset by increased fees on customer accounts. Noninterest income as a percentage of assets was 0.35% and 0.45%, respectively, for the three months ended June 30, 2021 and 2020.

Noninterest income decreased for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The decrease was primarily due to decreased interest rate protection referral fee income and a loss on the sale of impaired loans partially offset by increased service charges and miscellaneous fees. During the quarter ended March 31, 2021, the Bank sold non-accrual and classified commercial real estate and residential mortgage loans with an amortized cost, net of charge-offs, of $9.1 million and recognized a loss on the sale of $191,000. Noninterest income as a percentage of assets was 0.40% and 0.46%, respectively, for the six months ended June 30, 2021 and 2020.

Noninterest Expense

Noninterest expense for the three months ended June 30, 2021, was flat compared to the three months ended June 30, 2020 as increased compensation and benefits and professional fees were offset by decreased OREO expenses and FDIC insurance. Compensation and benefits increased for the comparable periods as no costs were deferred for the origination of PPP loans in the second quarter of 2021 compared with the deferral of $0.4 million in the second quarter of 2020. FDIC insurance has decreased due to improved balance sheet credit trends. The Company's projected quarterly expense run rate for the third quarter of 2021 remains between $9.1 and $9.3 million.

The Company’s efficiency ratio was 51.27% for the three months ended June 30, 2021 compared to 53.75% for the three months ended June 30, 2020. The Company’s net operating expense ratio was 1.42% for the three months ended June 30, 2021 compared to 1.43% for the three months ended June 30, 2020. The efficiency and net operating expense ratios have improved (decreased) as the Company has been able to generate more noninterest income while controlling expense growth.

During the first quarter of 2021, the Company reported an expense of $1.3 million related to an isolated wire transfer fraud incident. Our investigation has found no evidence that information systems of the Bank were compromised or that employee fraud was involved. In the second quarter of 2021, the Company recovered $0.1 million of the funds transferred and submitted an insurance claim which could result in a recovery of a portion of the expense. Any recovery of insurance proceeds would be recognized in the quarter received.

Noninterest expense increased $0.4 million or 2.3% for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase in noninterest expense for the comparable periods was primarily due to the $1.3 million wire fraud reported in the first quarter, increases in professional fees and a small increase in compensation and benefits due to fewer deferred costs allocated for PPP loans. Year to date compensation and benefits for the six months ended June 30, 2021 and 2020 were reduced $0.25 million and $0.40 million for the allocation of deferred costs for U.S. SBA PPP loans originated. The increase in noninterest expense was primarily offset by a reduction in OREO expenses. OREO expenses have moderated as the Bank has reduced foreclosed assets over the last 12 months from $3.7 million at June 30, 2020 to $1.5 million at June 30, 2021.

The Company’s efficiency ratio was 52.55% for the six months ended June 30, 2021 compared to 56.19% for the six months ended June 30, 2020. The Company’s net operating expense ratio was 1.46% at June 30, 2021 compared to 1.55% at June 30, 2020. The efficiency and net operating expense ratios have improved (decreased) as the Company has been able to generate more noninterest income while controlling expense growth.

Income Tax Expense

For the three and six months ended June 30, 2021 the effective tax rate was 25.4% and 25.3%. The Company’s consolidated effective tax rate was 24.8% and 14.8% for the three and six months ended June 30, 2020. The Company's new state apportionment approach was implemented during the first quarter of 2020 and included the impact of amended income tax filings of the Company and the Bank. Management evaluated the tax position and determined the change in tax position qualified as a change in estimate under FASB ASC Section 250. The following table shows a breakdown of income tax expense for the six months ended June 30, 2020 split between the apportionment adjustment and a normalized 2020 income tax provision:

	(UNAUDITED)
	Six Months Ended June 30, 2020
(dollars in thousands)	Tax Provision	Effective Tax Rate
Income tax apportionment adjustment	$(743)	(10.2)%
Income taxes before apportionment adjustment	1,822	25.0%
Income tax expense as reported	$1,079	14.8%

Income before income taxes	$7,277

Balance Sheet

Assets

Total assets increased $168.6 million, or 8.3%, to $2.20 billion at June 30, 2021 compared to total assets of $2.03 billion at December 31, 2020 primarily due to increased cash of $61.8 million and investments of $100.8 million. The increase in cash and investments was principally driven by the cash received from the SBA from the forgiveness of U.S. SBA PPP loans, as well as an increase to our customer deposits accounts. In addition, net loans increased $8.3 million. The Company’s loan pipeline was $154.7 million at June 30, 2021.

During the second quarter of 2021, total net loans, which include portfolio loans and U.S. SBA PPP loans, increased $0.1 million to $1,602.4 million at June 30, 2021. Gross portfolio loans increased 7.1% annualized or $26.7 million from $1,507.2 million at March 31, 2021 to $1,533.9 million at June 30, 2021. Portfolio loans include all loan portfolios except the U.S. SBA PPP loan portfolio.

Non-owner occupied commercial real estate as a percentage of risk-based capital at June 30, 2021 and December 31, 2020 were $770 million or 329% and $696 million or 316%, respectively. Construction loans as a percentage of risk-based capital at June 30, 2021 and December 31, 2020 were $114 million or 49% and $139 million or 63%, respectively.

Funding

The Bank uses retail deposits and wholesale funding. Retail deposits continue to be the most significant source of funds totaling $1,900.1 million or 98.2% of funding at June 30, 2021 compared to $1,737.6 million or 98.0% of funding at December 31, 2020. Wholesale funding, which consisted of FHLB advances and brokered deposits, were $35.3 million or 1.8% of funding at June 30, 2021 compared to $35.3 million or 2.0% of funding at December 31, 2020.

Total deposits increased $162.5 million or 9.3% (18.6% annualized) at June 30, 2021 compared to December 31, 2020. The increase reflected a $175.0 million increased to transaction deposits offsetting a $12.5 million decreased to time deposits. Non-interest-bearing demand deposits increased $61.1 million or 16.9% at June 30, 2021, representing 22.2% of deposits, compared to 20.7% of deposits at December 31, 2020. Customer deposit balances have increased during the last 12 months due to customer acquisition as well as lower levels of consumer and business spending related to the COVID-19 pandemic.

Stockholders' Equity and Regulatory Capital

During the six months ended June 30, 2021, total stockholders’ equity increased $5.9 million due to net income of $12.7 million and $0.4 million in connection with stock-based compensation and ESOP activity. These increases to equity were partially offset by common stock repurchases of $4.2 million, common dividends paid of $1.5 million and a decrease in accumulated other comprehensive income of $1.4 million due to a reduction in unrealized gains in the investment portfolio.

The Company's common equity to assets ratio decreased to 9.29% at June 30, 2021 from 9.77% at December 31, 2020. The Company’s ratio of tangible common equity ("TCE") to tangible assets decreased to 8.79% at June 30, 2021 from 9.22% at December 31, 2020 (see Non-GAAP reconciliation schedules). The decrease in the TCE ratio is due primarily to significant increases in cash, investments and loans.

In April 2020, banking regulators issued an interim final rule that excluded U.S. SBA PPP loans pledged under the Paycheck Protection Program Liquidity Facility ("PPPLF") from the calculation of the leverage ratio. The Bank did not have any PPPLF advances at June 30, 2021 and December 31, 2020. In addition, the interim final rule excluded U.S. SBA PPP loans from the calculation of risk-based capital ratios by assigning a zero percent risk weight. The Company remains well capitalized at June 30, 2021 with a Tier 1 capital to average assets ("leverage ratio") of 9.57% at June 30, 2021 compared to 9.56% at December 31, 2020.

Asset Quality

Allowance for loan losses ("ALLL") and provision for loan losses ("PLL") and Non-Performing Assets

The Company's allowance methodology considers quantitative historical loss factors and qualitative factors to determine the estimated level of incurred losses in the Company's loan portfolios. The ALLL increased in 2020 primarily due to the economic effects of the COVID-19 pandemic and continues to provide for economic uncertainty. ALLL levels decreased to 1.20% of portfolio loans at June 30, 2021 compared to 1.29% at December 31, 2020. At and for the three months ended June 30, 2021, the Company's ALLL decreased $0.9 million or 4.7% to $18.5 million at June 30, 2021 from $19.4 million at December 31, 2020.

The Company recorded $0.6 million of PLL for the six months ended June 30, 2021 compared to $7.6 million for the six months ended months ended June 30, 2020. Net charge-offs also decreased for the comparable periods from $2.2 million in the first six months of 2020 to $1.5 million for the six months ended June 30, 2021.

The Company's general allowance decreased from $18.1 million at December 31, 2020 to $17.7 million at June 30, 2021. The decrease in the general allowance was primarily due to improvements in qualitative factors partially offset by higher charge-offs in the first six months of 2021. During the six months ended months ended June 30, 2021, the Bank sold non-accrual and classified commercial real estate and residential mortgage loans with an amortized cost of $9.1 million, net of charge-offs of $1.4 million, and recognized a loss on the sale of $191,000. The Company's sale of these impaired loans decreased the specific reserve, improved asset quality and improved several ALLL qualitative factors.

Management believes that loans included in the COVID-19 deferral program in 2020 and 2021 are more likely to default in the future and that the identification and resolution of problem credits could be delayed. In our evaluation of current and previously deferred loans, we considered the length of the deferral period, the type and amount of collateral and customer industries. Consistent with regulatory guidance, if new information during the deferral period indicates that there is evidence of default, the Bank may change the classification rating (e.g., change from passing credit to substandard) and accrual status (e.g., change from accrual to non-accrual status) as deemed appropriate. As of June 30, 2021, $3.5 million or 0.2% of gross portfolio loans had deferral agreements, a decrease of $31.9 million from the $35.4 million or 2.4% of gross portfolio loans at December 31, 2020. As of June 30, 2021 and December 31, 2020, there were no loans and $3.4 million of COVID-19 deferred loans deemed to be non-accrual and substandard based on reviews.

Gross U.S. SBA PPP loans at June 30, 2021 totaled $89.1 million and 654 loans, a decrease of $21.2 million compared to December 31, 2020. No credit issues are anticipated with U.S. SBA PPP loans as they are guaranteed by the SBA and the Bank's allowance for loan loss does not include an allowance for U.S. SBA PPP loans.

Management believes that the allowance is adequate at June 30, 2021.

During 2020, classified assets decreased $12.3 million. The sale of $9.1 million in impaired loans during the first quarter of 2021 reflects management's intent to expeditiously resolve non-performing or substandard credits that are not likely to become performing or passing credits in a reasonable timeframe. Classified assets decreased $7.4 million from $22.4 million at December 31, 2020 to $14.9 million at June 30, 2021. Management considers classified assets to be an important measure of asset quality. The Company's risk rating process for classified loans is an important input into the Company's allowance methodology. Risk ratings are expected to be an important indicator in assessing ongoing credit risks of COVID-19 deferred loans.

Non-accrual loans and OREO to total gross portfolio loans and OREO decreased 42 basis points from 1.42% at December 31, 2020 to 1.00% at June 30, 2021. Non-accrual loans, OREO and TDRs to total assets decreased 36 basis points from 1.08% at December 31, 2020 to 0.72% at June 30, 2021.

Non-accrual loans decreased $4.4 million from $18.2 million at December 31, 2020 to $13.8 million at June 30, 2021. Non-accrual loans of $8.0 million (58%) were current with all payments of principal and interest with specific reserves of $42,000 at June 30, 2021. Delinquent non-accrual loans were $5.8 million (42%) with specific reserves of $0.7 million at June 30, 2021. The OREO balance decreased $1.6 million from $3.1 million at December 31, 2020 to $1.5 million at June 30, 2021.

About The Community Financial Corporation - Headquartered in Waldorf, MD, The Community Financial Corporation is the bank holding company for Community Bank of the Chesapeake, a full-service commercial bank with assets of approximately $2.2 billion. Through its branch offices and commercial lending centers, Community Bank of the Chesapeake offers a broad range of financial products and services to individuals and businesses. The Company’s branches are located at its main office in Waldorf, Maryland, and branch offices in Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland; and downtown Fredericksburg, Virginia. More information about Community Bank of the Chesapeake can be found at www.cbtc.com.

Use of non-GAAP Financial Measures - Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. The Company’s management uses these non-GAAP financial measures, and believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-looking Statements - This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements include, without limitation, those relating to the Company’s and the Bank’s future growth and management’s outlook or expectations for revenue, assets, asset quality, profitability, business prospects, net interest margin, non-interest revenue, allowance for loan losses, the level of credit losses from lending, liquidity levels, capital levels, or other future financial or business performance strategies or expectations, and any statements of the plans and objectives of management for future operations products or services, including the expected benefits from, and/or the execution of integration plans relating to any acquisition we have undertaking or that we undertake in the future; plans and cost savings regarding branch closings or consolidation; any statement of expectation or belief; projections related to certain financial metrics; and any statement of assumptions underlying the foregoing. These forward-looking statements express management’s current expectations or forecasts of future events, results and conditions, and by their nature are subject to and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Factors that might cause actual results to differ materially from those made in such statements include, but are not limited to: risks, uncertainties and other factors relating to the COVID-19 pandemic (including the length of time that the pandemic continues, the ability of states and local governments to successfully implement the lifting of restrictions on movement and the potential imposition of further restrictions on movement and travel in the future, the effect of the pandemic on the general economy and on the businesses of our borrowers and their ability to make payments on their obligations; the remedial actions and stimulus measures adopted by federal, state and local governments, and the inability of employees to work due to illness, quarantine, or government mandates); the synergies and other expected financial benefits from any acquisition that we have undertaken or may undertake in the future; may or may not be realized within the expected time frames; changes in the Company's or the Bank's strategy, costs or difficulties related to integration matters might be greater than expected; availability of and costs associated with obtaining adequate and timely sources of liquidity; the ability to maintain credit quality; general economic trends; changes in interest rates; loss of deposits and loan demand to other financial institutions; substantial changes in financial markets; changes in real estate value and the real estate market; regulatory changes; the impact of government shutdowns or sequestration; the possibility of unforeseen events affecting the industry generally; the uncertainties associated with newly developed or acquired operations; the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future; market disruptions and other effects of terrorist activities; and the matters described in “Item 1A Risk Factors” in the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2020, and in its other Reports filed with the Securities and Exchange Commission (the “SEC”). The Company’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC, accessible on the SEC’s Web site at www.sec.gov. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the SEC.

Data is unaudited as of June 30, 2021. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020.

CONTACTS:
William J. Pasenelli, Chief Executive Officer
Todd L. Capitani, Chief Financial Officer
888.745.2265

SUPPLEMENTAL QUARTERLY FINANCIAL DATA
CONSOLIDATED INCOME STATEMENT (UNAUDITED)

	Three Months Ended
(dollars in thousands)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Interest and Dividend Income
Loans, including fees	$16,320	$16,592	$16,776	$16,176	$16,277
Interest and dividends on securities	1,101	1,064	1,091	1,269	1,341
Interest on deposits with banks	23	22	46	38	20
Total Interest and Dividend Income	17,444	17,678	17,913	17,483	17,638
Interest Expense
Deposits	640	802	1,166	1,534	1,937
Short-term borrowings	—	—	—	14	28
Long-term debt	369	367	775	567	449
Total Interest Expense	1,009	1,169	1,941	2,115	2,414
Net Interest Income ("NII")	16,435	16,509	15,972	15,368	15,224
Provision for loan losses	291	295	600	2,500	3,500
NII After Provision For Loan Losses	16,144	16,214	15,372	12,868	11,724
Noninterest Income
Loan appraisal, credit, and misc. charges	44	198	76	49	35
Gain on sale or disposition of assets	68	—	—	6	—
Net gains on sale of investment securities	—	586	714	229	112
Unrealized gain (losses) on equity securities	13	(85)	(14)	—	40
Income from bank owned life insurance	218	214	220	222	220
Service charges	892	1,187	960	839	709
Referral fee income	621	451	414	321	1,143
Loss on sale of loans	—	(191)	—	—	—
Total Noninterest Income	1,856	2,360	2,370	1,666	2,259
Noninterest Expense
Compensation and benefits	5,332	4,788	4,552	5,099	4,714
OREO valuation allowance and expenses	488	181	897	421	1,100
Sub Total	5,820	4,969	5,449	5,520	5,814
Operating Expenses
Occupancy expense	688	761	806	734	736
Advertising	148	79	145	129	130
Data processing expense	990	936	829	990	924
Professional fees	604	640	658	652	477
Depreciation of premises and equipment	135	147	154	142	151
FDIC Insurance	140	252	260	249	260
Core deposit intangible amortization	126	133	139	144	151
Other	727	2,231	1,032	891	754
Total Operating Expenses	3,558	5,179	4,023	3,931	3,583
Total Noninterest Expense	9,378	10,148	9,472	9,451	9,397
Income before income taxes	8,622	8,426	8,270	5,083	4,586
Income tax expense	2,190	2,127	2,131	1,284	1,136
Net Income	$6,432	$6,299	$6,139	$3,799	$3,450

SUPPLEMENTAL QUARTERLY FINANCIAL DATA - Continued
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(dollars in thousands, except per share amounts)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Assets
Cash and due from banks	$40,881	$126,834	$56,887	$93,130	$103,914
Federal funds sold	79,404	43,614	—	69,431	29,456
Interest-bearing deposits with banks	18,626	17,390	20,178	25,132	13,051
Securities available for sale ("AFS"), at fair value	347,678	253,348	246,105	229,620	234,982
Equity securities carried at fair value through income	4,814	4,787	4,855	4,851	4,831
Non-marketable equity securities held in other financial institutions	207	207	207	209	209
Federal Home Loan Bank ("FHLB") stock - at cost	2,036	2,036	2,777	3,415	4,691
Net U.S. Small Business Administration ("SBA") Paycheck Protection ("PPP") Loans	86,482	112,485	107,960	127,811	125,638
Portfolio Loans Receivable net of allowance for loan losses of $18,516, $18,256, $19,424, $18,829, and $16,319	1,515,893	1,489,806	1,486,115	1,479,313	1,478,498
Net Loans	1,602,375	1,602,291	1,594,075	1,607,124	1,604,136
Goodwill	10,835	10,835	10,835	10,835	10,835
Premises and equipment, net	21,630	20,540	20,271	20,671	20,972
Premises and equipment held for sale	430	430	430	430	430
Other real estate owned ("OREO")	1,536	2,329	3,109	3,998	3,695
Accrued interest receivable	6,590	7,337	8,717	8,975	6,773
Investment in bank owned life insurance	38,493	38,275	38,061	37,841	37,619
Core deposit intangible	1,267	1,394	1,527	1,666	1,810
Net deferred tax assets	8,139	8,671	7,909	7,307	6,565
Right of use assets - operating leases	6,305	6,391	7,831	8,005	8,132
Other assets	3,813	2,822	2,665	4,797	1,655
Total Assets	$2,195,059	$2,149,531	$2,026,439	$2,137,437	$2,093,756
Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest-bearing deposits	$423,165	$406,319	$362,079	$360,839	$356,196
Interest-bearing deposits	1,484,973	1,461,577	1,383,523	1,418,767	1,314,168
Total deposits	1,908,138	1,867,896	1,745,602	1,779,606	1,670,364
Short-term borrowings	—	—	—	—	5,000
Long-term debt	27,267	27,285	27,302	42,319	67,336
Paycheck Protection Program Liquidity Facility ("PPPLF") Advance	—	—	—	85,893	126,801
Guaranteed preferred beneficial interest in junior subordinated debentures ("TRUPs")	12,000	12,000	12,000	12,000	12,000
Subordinated notes - 4.75%	19,482	19,468	19,526	—	—
Lease liabilities - operating leases	6,512	6,614	8,088	8,193	8,296
Accrued expenses and other liabilities	17,698	15,509	15,908	16,576	14,517
Total Liabilities	1,991,097	1,948,772	1,828,426	1,944,587	1,904,314
Stockholders' Equity
Common stock	58	59	59	59	59
Additional paid in capital	96,411	96,181	95,965	95,799	95,687
Retained earnings	104,889	103,294	97,944	92,814	89,781
Accumulated other comprehensive income	3,063	1,684	4,504	4,780	4,517
Unearned ESOP shares	(459)	(459)	(459)	(602)	(602)
Total Stockholders' Equity	203,962	200,759	198,013	192,850	189,442
Total Liabilities and Stockholders' Equity	$2,195,059	$2,149,531	$2,026,439	$2,137,437	$2,093,756
Common shares issued and outstanding	5,786,928	5,897,685	5,903,613	5,911,940	5,911,715

SUPPLEMENTAL QUARTERLY FINANCIAL DATA - Continued
SELECTED FINANCIAL INFORMATION AND RATIOS (UNAUDITED)

	Three Months Ended
(dollars in thousands, except per share amounts)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
KEY OPERATING RATIOS
Return on average assets ("ROAA")	1.22%	1.22%	1.18%	0.73%	0.69%
Pre-tax pre-provision ROAA**	1.68%	1.68%	1.71%	1.46%	1.62%
Return on average common equity ("ROACE")	12.62%	12.53%	12.51%	7.86%	7.27%
Pre-tax pre-provision ROACE**	17.49%	17.34%	18.08%	15.69%	17.03%
Return on average tangible common equity ("ROATCE")**	13.62%	13.56%	13.58%	8.65%	8.05%
Average total equity to average total assets	9.63%	9.71%	9.46%	9.33%	9.52%
Interest rate spread	3.30%	3.43%	3.29%	3.15%	3.21%
Net interest margin	3.37%	3.50%	3.40%	3.27%	3.34%
Cost of funds	0.21%	0.25%	0.42%	0.46%	0.54%
Cost of deposits	0.14%	0.18%	0.26%	0.37%	0.48%
Cost of debt	2.51%	2.50%	3.45%	1.16%	1.06%
Efficiency ratio	51.27%	53.78%	51.64%	55.48%	53.75%
Non-interest expense to average assets	1.77%	1.96%	1.83%	1.82%	1.88%
Net operating expense to average assets	1.42%	1.50%	1.37%	1.50%	1.43%
Average interest-earning assets to average interest-bearing liabilities	131.36%	128.84%	126.18%	125.40%	125.51%
Net charge-offs to average portfolio loans	0.01%	0.40%	0.00%	0.00%	0.61%
COMMON SHARE DATA
Basic net income per common share	$1.10	$1.07	$1.04	$0.64	$0.59
Diluted net income per common share	$1.10	$1.07	$1.04	$0.64	$0.59
Cash dividends paid per common share	$0.150	$0.125	$0.125	$0.125	$0.125
Basic - weighted average common shares outstanding	5,845,009	5,888,250	5,892,751	5,895,074	5,894,009
Diluted - weighted average common shares outstanding	5,856,954	5,897,698	5,894,494	5,895,074	5,894,009
ASSET QUALITY
Total assets	$2,195,059	$2,149,531	$2,026,439	$2,137,437	$2,093,756
Gross portfolio loans (1)	1,533,876	1,507,183	1,504,275	1,496,532	1,492,745
Classified assets	14,918	16,145	22,358	24,600	25,115
Allowance for loan losses	18,516	18,256	19,424	18,829	16,319
Past due loans - 31 to 89 days	101	1,373	179	838	5,843
Past due loans >=90 days	5,836	5,453	11,965	17,230	20,072
Total past due loans (2) (3)	5,937	6,826	12,144	18,068	25,915

Non-accrual loans (4)	13,802	13,623	18,222	20,148	22,896
Accruing troubled debt restructures ("TDRs")	503	504	572	573	593
Other real estate owned ("OREO")	1,536	2,329	3,109	3,998	3,695
Non-accrual loans, OREO and TDRs	$15,841	$16,456	$21,903	$24,719	$27,184

** Non-GAAP financial measure. See reconciliation of GAAP and NON-GAAP measures.
____________________________________

(1) Portfolio loans include all loan portfolios except the U.S. SBA PPP loan portfolio. Asset quality ratios for loans exclude U.S. SBA PPP loans.

(2) Delinquency excludes Purchase Credit Impaired ("PCI") loans.

(3) There were no COVID-19 deferred loans in process as of July 22, 2021 that were reported as delinquent as of June 30, 2021.

(4) Non-accrual loans include all loans that are 90 days or more delinquent and loans that are non-accrual due to the operating results or cash flows of a customer. Non-accrual loans can include loans that are current with all loan payments. At June 30, 2021 and December 31, 2020, the Company had current non-accrual loans of $8.0 million and $6.3 million, respectively.

SUPPLEMENTAL QUARTERLY FINANCIAL DATA - Continued
SELECTED FINANCIAL INFORMATION AND RATIOS (UNAUDITED)

	Three Months Ended
(dollars in thousands, except per share amounts)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
ASSET QUALITY RATIOS (1)
Classified assets to total assets	0.68%	0.75%	1.10%	1.15%	1.20%
Classified assets to risk-based capital	6.24%	6.81%	9.61%	11.89%	12.49%
Allowance for loan losses to total loans	1.21%	1.21%	1.29%	1.26%	1.09%
Allowance for loan losses to non-accrual loans	134.15%	134.01%	106.60%	93.45%	71.27%
Past due loans - 31 to 89 days to total loans	0.01%	0.09%	0.01%	0.06%	0.39%
Past due loans >=90 days to total loans	0.38%	0.36%	0.80%	1.15%	1.34%
Total past due (delinquency) to total loans	0.39%	0.45%	0.81%	1.21%	1.74%
Non-accrual loans to total loans	0.90%	0.90%	1.21%	1.35%	1.53%
Non-accrual loans and TDRs to total loans	0.93%	0.94%	1.25%	1.38%	1.57%
Non-accrual loans and OREO to total assets	0.70%	0.74%	1.05%	1.13%	1.27%
Non-accrual loans and OREO to total loans and OREO	1.00%	1.06%	1.42%	1.61%	1.78%
Non-accrual loans, OREO and TDRs to total assets	0.72%	0.77%	1.08%	1.16%	1.30%
COMMON SHARE DATA
Book value per common share	$35.25	$34.04	$33.54	$32.62	$32.05
Tangible book value per common share**	$33.15	$31.97	$31.45	$30.51	$29.91
Common shares outstanding at end of period	5,786,928	5,897,685	5,903,613	5,911,940	5,911,715
OTHER DATA
Full-time equivalent employees	189	192	189	189	194
Branches	12	11	12	12	12
Loan Production Offices	4	4	4	4	4
CAPITAL RATIOS
Tier 1 capital to average assets	9.57%	9.70%	9.56%	9.73%	9.76%
Tier 1 common capital to risk-weighted assets	11.56%	11.72%	11.47%	11.11%	11.12%
Tier 1 capital to risk-weighted assets	12.30%	12.47%	12.23%	11.87%	11.89%
Total risk-based capital to risk-weighted assets	14.62%	14.83%	14.69%	13.06%	12.94%
Common equity to assets	9.29%	9.34%	9.77%	9.02%	9.05%
Tangible common equity to tangible assets **	8.79%	8.82%	9.22%	8.49%	8.50%

** Non-GAAP financial measure. See reconciliation of GAAP and NON-GAAP measures.
____________________________________

(1) Asset quality ratios are calculated using total portfolio loans. Portfolio loans include all loan portfolios except the U.S. SBA PPP loan portfolio.

SUPPLEMENTAL YEAR TO DATE FINANCIAL DATA
CONSOLIDATED INCOME STATEMENT (UNAUDITED)

	Six Months Ended June 30,
(dollars in thousands)	2021	2020
Interest and Dividend Income
Loans, including fees	$32,912	$32,779
Interest and dividends on securities	2,165	2,810
Interest on deposits with banks	45	88
Total Interest and Dividend Income	35,122	35,677
Interest Expense
Deposits	1,442	4,981
Short-term borrowings	—	97
Long-term debt	736	1,022
Total Interest Expense	2,178	6,100
Net Interest Income ("NII")	32,944	29,577
Provision for loan losses	586	7,600
NII After Provision For Loan Losses	32,358	21,977
Noninterest Income
Loan appraisal, credit, and misc. charges	242	49
Gain on sale or disposition of assets	68	—
Net gains on sale of investment securities	586	441
Unrealized gain (loss) on equity securities	(72)	115
Income from bank owned life insurance	432	439
Service charges	2,079	1,691
Referral fee income	1,072	1,645
Loss on sale of loans	(191)	—
Total Noninterest Income	4,216	4,380
Noninterest Expense
Compensation and benefits	10,120	9,902
OREO valuation allowance and expenses	669	1,882
Sub-total	10,789	11,784
Operating Expense
Occupancy expense	1,449	1,470
Advertising	227	251
Data processing expense	1,926	1,852
Professional fees	1,244	1,103
Depreciation of premises and equipment	282	309
FDIC Insurance	392	430
Core deposit intangible amortization	259	308
Other	2,958	1,573
Total Operating Expense	8,737	7,296
Total Noninterest Expense	19,526	19,080
Income before income taxes	17,048	7,277
Income tax expense	4,317	1,079
Net Income	$12,731	$6,198

SUPPLEMENTAL YEAR TO DATE FINANCIAL DATA (UNAUDITED)

	Six Months Ended June 30,
	2021	2020
KEY OPERATING RATIOS
Return on average assets ("ROAA")	1.22%	0.65%
Pre-tax pre-provision ROAA**	1.68%	1.57%
Return on average common equity ("ROACE")	12.57%	6.64%
Pre-tax pre-provision ROACE**	17.41%	15.95%
Return on average tangible common equity ("ROATCE")**	13.59%	7.44%
Average total equity to average total assets	9.67%	9.84%
Interest rate spread	3.36%	3.21%
Net interest margin	3.43%	3.39%
Cost of funds	0.23%	0.72%
Cost of deposits	0.16%	0.64%
Cost of debt	2.50%	1.61%
Efficiency ratio	52.55%	56.19%
Non-interest expense to average assets	1.87%	2.01%
Net operating expense to average assets	1.46%	1.55%
Average interest-earning assets to average interest-bearing liabilities	130.12%	124.99%
Net charge-offs to average portfolio loans	0.20%	0.30%
COMMON SHARE DATA
Basic net income per common share	$2.17	$1.05
Diluted net income per common share	$2.17	$1.05
Cash dividends paid per common share	$0.28	$0.25
Weighted average common shares outstanding:
Basic	5,866,510	5,890,607
Diluted	5,877,698	5,890,607

____________________________________
** Non-GAAP financial measure. See reconciliation of GAAP and NON-GAAP measures.

RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

Reconciliation of US GAAP total assets, common equity, common equity to assets and book value to Non-GAAP tangible assets, tangible common equity, tangible common equity to tangible assets and tangible book value.

This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain performance measures, which exclude intangible assets. These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

(dollars in thousands, except per share amounts)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Total assets	$2,195,059	$2,149,531	$2,026,439	$2,137,437	$2,093,756
Less: intangible assets
Goodwill	10,835	10,835	10,835	10,835	10,835
Core deposit intangible	1,267	1,394	1,527	1,666	1,810
Total intangible assets	12,102	12,229	12,362	12,501	12,645
Tangible assets	$2,182,957	$2,137,302	$2,014,077	$2,124,936	$2,081,111

Total common equity	$203,962	$200,759	$198,013	$192,850	$189,442
Less: intangible assets	12,102	12,229	12,362	12,501	12,645
Tangible common equity	$191,860	$188,530	$185,651	$180,349	$176,797

Common shares outstanding at end of period	5,786,928	5,897,685	5,903,613	5,911,940	5,911,715

Common equity to assets	9.29%	9.34%	9.77%	9.02%	9.05%
Tangible common equity to tangible assets	8.79%	8.82%	9.22%	8.49%	8.50%

Common book value per share	$35.25	$34.04	$33.54	$32.62	$32.05
Tangible common book value per share	$33.15	$31.97	$31.45	$30.51	$29.91

RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

Pre-Tax Pre-Provision ("PTPP") Income, PTPP Return on Average Assets ("ROAA"), PTPP Return on Average Common Equity ("ROACE"), and Return on Average Tangible Common Equity ("ROATCE")

Management believes that PTPP income, which reflects the Company's profitability before income taxes and loan loss provisions, allows investors to better assess the Company's operating income and expenses in relation to the Company's core operating revenue by removing the volatility that is associated with credit provisions and different state income tax rates for comparable institutions. ROATCE is computed by dividing net earnings applicable to common shareholders by average tangible common shareholders' equity. Management believes that ROATCE is meaningful because it measures the performance of a business consistently, whether acquired or internally developed. ROATCE is a non-GAAP measure and may not be comparable to similar non-GAAP measures used by other companies. Management also believes that during a crisis such as the COVID-19 pandemic, this information is useful as the impact of the pandemic on the loan loss provisions of various institutions will likely vary based on the geography of the communities served by a particular institution.

	Three Months Ended					Six Months Ended
(dollars in thousands)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	June 30, 2021	June 30, 2020
Net income (as reported)	$6,432	$6,299	$6,139	$3,799	$3,450	$12,731	$6,198
Provision for loan losses	291	295	600	2,500	3,500	586	7,600
Income tax expenses	2,190	2,127	2,131	1,284	1,136	4,317	1,079
Non-GAAP PTPP income	$8,913	$8,721	$8,870	$7,583	$8,086	$17,634	$14,877

ROAA	1.22%	1.22%	1.18%	0.73%	0.69%	1.22%	0.65%
Pre-tax pre-provision ROAA	1.68%	1.68%	1.71%	1.46%	1.62%	1.68%	1.57%

ROACE	12.62%	12.53%	12.51%	7.86%	7.27%	12.57%	6.64%
Pre-tax pre-provision ROACE	17.49%	17.34%	18.08%	15.69%	17.03%	17.41%	15.95%

Average assets	$2,116,939	$2,070,575	$2,074,707	$2,071,487	$1,995,552	$2,093,886	$1,896,488
Average equity	$203,893	$201,124	$196,279	$193,351	$189,890	$202,516	$186,580

	Three Months Ended					Six Months Ended
(dollars in thousands)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	June 30, 2021	June 30, 2020
Net income (as reported)	$6,432	$6,299	$6,139	$3,799	$3,450	$12,731	$6,198
Core deposit intangible amortization (net of tax)	94	99	103	108	114	193	262
Net earnings applicable to common shareholders	$6,526	$6,398	$6,242	$3,907	$3,564	$12,924	$6,460

ROATCE	13.62%	13.56%	13.58%	8.65%	8.05%	13.59%	7.44%

Average tangible common equity	$191,708	$188,808	$183,827	$180,755	$177,146	$190,266	$173,759

AVERAGE CONSOLIDATED BALANCE SHEETS AND NET INTEREST INCOME (UNAUDITED)

	For the Three Months Ended June 30,						For the Three Months Ended
	2021			2020			June 30, 2021			March 31, 2021
(dollars in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Assets
Interest-earning assets:
Commercial real estate	$1,089,781	$10,953	4.02%	$981,188	$10,537	4.30%	$1,089,781	$10,953	4.02%	$1,059,803	$10,696	4.04%
Residential first mortgages	109,296	838	3.07%	168,958	1,397	3.31%	109,296	838	3.07%	124,984	914	2.93%
Residential rentals	139,080	1,410	4.06%	131,018	1,521	4.64%	139,080	1,410	4.06%	139,220	1,445	4.15%
Construction and land development	38,315	425	4.44%	39,856	445	4.47%	38,315	425	4.44%	36,091	402	4.46%
Home equity and second mortgages	29,061	251	3.45%	35,135	318	3.62%	29,061	251	3.45%	29,272	248	3.39%
Commercial and equipment loans	104,117	1,108	4.26%	131,186	1,554	4.74%	104,117	1,108	4.26%	105,284	1,070	4.07%
U.S. SBA PPP loans	104,426	1,318	5.05%	90,132	493	2.19%	104,426	1,318	5.05%	116,003	1,802	6.21%
Consumer loans	1,425	17	4.77%	1,119	12	4.29%	1,425	17	4.77%	1,320	15	4.55%
Allowance for loan losses	(18,265)	—	0.00%	(15,597)	—	0.00%	(18,265)	—	0.00%	(19,614)	—	0.00%
Loan portfolio (1)	$1,597,236	$16,320	4.09%	$1,562,995	$16,277	4.17%	$1,597,236	$16,320	4.09%	$1,592,363	$16,592	4.17%
Taxable investment securities	276,019	1,020	1.48%	211,917	1,248	2.36%	276,019	1,020	1.48%	229,810	951	1.66%
Nontaxable investment securities	15,559	81	2.08%	12,586	93	2.96%	15,559	81	2.08%	20,841	114	2.19%
Interest-bearing deposits in other banks	28,844	13	0.18%	17,384	11	0.25%	28,844	13	0.18%	25,064	14	0.22%
Federal funds sold	34,778	10	0.12%	15,893	9	0.23%	34,778	10	0.12%	18,721	7	0.15%
Total interest-earning assets	1,952,436	17,444	3.57%	1,820,775	17,638	3.87%	1,952,436	17,444	3.57%	1,886,799	17,678	3.75%
Cash and cash equivalents	65,897			73,206			65,897			82,669
Goodwill	10,835			10,835			10,835			10,835
Core deposit intangible	1,350			1,909			1,350			1,481
Other assets	86,421			88,827			86,421			88,791
Total Assets	$2,116,939			$1,995,552			$2,116,939			$2,070,575

Liabilities and Stockholders' Equity
Noninterest-bearing demand deposits	$406,166	$—	0.00%	$332,642	$—	0.00%	$406,166	$—	0.00%	$381,059	$—	0.00%
Interest-bearing deposits
Savings	105,814	13	0.05%	81,019	30	0.15%	105,814	13	0.05%	101,782	13	0.05%
Interest-bearing demand and money market accounts	977,201	185	0.08%	816,836	481	0.24%	977,201	185	0.08%	952,554	195	0.08%
Certificates of deposit	344,533	442	0.51%	373,129	1,426	1.53%	344,533	442	0.51%	351,365	594	0.68%
Total interest-bearing deposits	1,427,548	640	0.18%	1,270,984	1,937	0.61%	1,427,548	640	0.18%	1,405,701	802	0.23%
Total deposits	1,833,714	640	0.14%	1,603,626	1,937	0.48%	1,833,714	640	0.14%	1,786,760	802	0.18%
Long-term debt	27,273	43	0.63%	67,342	276	1.64%	27,273	43	0.63%	27,291	41	0.60%
Short-term debt	—	—	0.00%	13,077	28	0.86%	—	—	0.00%	—	—	0.00%
PPPLF advance	—	—	0.00%	87,332	76	0.35%	—	—	0.00%	—	—	0.00%
Subordinated notes	19,473	251	5.16%	—	—	0.00%	19,473	251	5.16%	19,490	251	5.15%
Guaranteed preferred beneficial interest in junior subordinated debentures	12,000	75	2.50%	12,000	97	3.23%	12,000	75	2.50%	12,000	75	2.50%
Total debt	58,746	369	2.51%	179,751	477	1.06%	58,746	369	2.51%	58,781	367	2.50%
Interest-bearing liabilities	1,486,294	1,009	0.27%	1,450,735	2,414	0.67%	1,486,294	1,009	0.27%	1,464,482	1,169	0.32%
Total funds	1,892,460	1,009	0.21%	1,783,377	2,414	0.54%	1,892,460	1,009	0.21%	1,845,541	1,169	0.25%
Other liabilities	20,586			22,285			20,586			23,910
Stockholders' equity	203,893			189,890			203,893			201,124
Total Liabilities and Stockholders' Equity	$2,116,939			$1,995,552			$2,116,939			$2,070,575

Net interest income		$16,435			$15,224			$16,435			$16,509

Interest rate spread			3.30%			3.21%			3.30%			3.43%
Net yield on interest-earning assets			3.37%			3.34%			3.37%			3.50%
Average interest-earning assets to average interest-bearing liabilities			131.36%			125.51%			131.36%			128.84%
Average loans to average deposits			87.10%			97.47%			87.10%			89.12%
Average transaction deposits to total average deposits **			81.21%			76.73%			81.21%			80.34%

Cost of funds			0.21%			0.54%			0.21%			0.25%
Cost of deposits			0.14%			0.48%			0.14%			0.18%
Cost of debt			2.51%			1.06%			2.51%			2.50%

(1)   Loan average balance includes non-accrual loans. There are no tax equivalency adjustments. There was $75,000, $181,000 and $90,000 of accretion interest for the three months ended June 30, 2021 and 2020, and March 31, 2021, respectively.
____________________________________

** Transaction deposits exclude time deposits.

AVERAGE CONSOLIDATED BALANCE SHEETS AND NET INTEREST INCOME (UNAUDITED)

	For the Six Months Ended June 30,
	2021			2020
(dollars in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Assets
Interest-earning assets:
Commercial real estate	$1,074,874	$21,648	4.03%	$968,112	$21,782	4.50%
Residential first mortgages	117,097	1,752	2.99%	169,975	2,909	3.42%
Residential rentals	139,150	2,855	4.10%	131,469	2,874	4.37%
Construction and land development	37,209	828	4.45%	38,481	912	4.74%
Home equity and second mortgages	29,166	499	3.42%	35,582	771	4.33%
Commercial and equipment loans	104,697	2,178	4.16%	127,411	3,013	4.73%
U.S. SBA PPP loans	110,183	3,120	5.66%	46,516	493	2.12%
Consumer loans	1,373	32	4.66%	1,118	25	4.47%
Allowance for loan losses	(18,936)	—	—%	(13,400)	—	—%
Loan portfolio (1)	$1,594,813	$32,912	4.13%	$1,505,264	$32,779	4.36%
Taxable investment securities	253,043	1,970	1.56%	213,664	2,711	2.54%
Nontaxable investment securities	18,185	195	2.14%	6,337	99	3.12%
Interest-bearing deposits in other banks	26,964	28	0.21%	11,966	63	1.05%
Federal funds sold	26,794	17	0.13%	9,960	25	0.50%
Total Interest-Earning Assets	1,919,799	35,122	3.66%	1,747,191	35,677	4.08%
Cash and cash equivalents	74,237			48,657
Goodwill	10,835			10,835
Core deposit intangible	1,415			1,986
Other assets	87,600			87,819
Total Assets	$2,093,886			$1,896,488

Liabilities and Stockholders' Equity
Noninterest-bearing demand deposits	393,682	—	—%	289,473	—	—%
Interest-bearing liabilities:
Savings	103,809	26	0.05%	76,052	$48	0.13%
Interest-bearing demand and money market accounts	964,946	380	0.08%	800,797	1,805	0.45%
Certificates of deposit	347,930	1,036	0.60%	381,828	3,128	1.64%
Total Interest-bearing deposits	1,416,685	1,442	0.20%	1,258,677	4,981	0.79%
Total deposits	1,810,367	1,442	0.16%	1,548,150	4,981	0.64%
Debt:
Long-term debt	27,282	83	0.61%	61,219	536	1.75%
Short-term borrowings	—	—	—%	14,805	97	1.31%
PPPLF advances	—	—	—%	43,666	76	0.35%
Subordinated notes	19,482	503	5.16%	7,456	184	4.94%
Guaranteed preferred beneficial interest in junior subordinated debentures	12,000	150	2.50%	12,000	226	3.77%
Total debt	58,764	736	2.50%	139,146	1,119	1.61%
Total interest-bearing liabilities	1,475,449	2,178	0.30%	1,397,823	6,100	0.87%
Total funds	1,869,131	2,178	0.23%	1,687,296	6,100	0.72%
Other liabilities	22,239			22,612
Stockholders' equity	202,516			186,580
Total Liabilities and Stockholders' Equity	$2,093,886			$1,896,488

Net interest income		$32,944			$29,577

Interest rate spread			3.36%			3.21%
Net yield on interest-earning assets			3.43%			3.39%
Average interest-earning assets to average interest-bearing liabilities			130.12%			124.99%
Average loans to average deposits			88.09%			97.23%
Average transaction deposits to total average deposits **			80.78%			75.34%

Cost of funds			0.23%			0.72%
Cost of deposits			0.16%			0.64%
Cost of debt			2.50%			1.61%

(1)   Loan average balance includes non-accrual loans. There are no tax equivalency adjustments. There was $165,000 and $403,000 of accretion interest during the six months ended June 30, 2021 and 2020, respectively.
____________________________________

** Transaction deposits exclude time deposits.

SUMMARY OF LOAN PORTFOLIO (UNAUDITED)
(dollars in thousands)

BY LOAN TYPE	June 30, 2021%		March 31, 2021%		December 31, 2020%		September 30, 2020%		June 30, 2020%
Portfolio Type:
Commercial real estate	$1,111,613	72.47%	$1,081,111	71.74%	$1,049,147	69.75%	$1,021,987	68.29%	$996,111	66.73%
Residential first mortgages	105,482	6.88%	115,803	7.68%	133,779	8.89%	147,756	9.87%	165,670	11.10%
Residential rentals	142,210	9.27%	137,522	9.12%	139,059	9.24%	137,950	9.22%	132,590	8.88%
Construction and land development	36,918	2.41%	38,446	2.55%	37,520	2.49%	36,061	2.41%	37,580	2.52%
Home equity and second mortgages	28,726	1.87%	29,363	1.95%	29,129	1.94%	31,427	2.10%	33,873	2.27%
Commercial loans	47,567	3.10%	42,689	2.83%	52,921	3.52%	58,894	3.94%	63,249	4.24%
Consumer loans	1,442	0.09%	1,415	0.09%	1,027	0.07%	1,081	0.07%	1,117	0.07%
Commercial equipment	59,918	3.91%	60,834	4.04%	61,693	4.10%	61,376	4.10%	62,555	4.19%
Gross portfolio loans	1,533,876	100.00%	1,507,183	100.00%	1,504,275	100.00%	1,496,532	100.00%	1,492,745	100.00%
Net deferred costs	533	0.03%	879	0.06%	1,264	0.08%	1,610	0.11%	2,072	0.14%
Allowance for loan losses	(18,516)	(1.21)%	(18,256)	(1.21)%	(19,424)	(1.29)%	(18,829)	(1.26)%	(16,319)	(1.09)%
	(17,983)		(17,377)		(18,160)		(17,219)		(14,247)
Net portfolio loans	$1,515,893		$1,489,806		$1,486,115		$1,479,313		$1,478,498

U.S. SBA PPP loans	$89,129		$115,700		$110,320		$131,088		$129,384
Net deferred fees	(2,647)		(3,215)		(2,360)		(3,277)		(3,746)
Net U.S. SBA PPP loans	$86,482		$112,485		$107,960		$127,811		$125,638

Total net loans	$1,602,375		$1,602,291		$1,594,075		$1,607,124		$1,604,136

Gross loans	$1,623,005		$1,622,883		$1,614,595		$1,627,620		$1,622,129

END OF PERIOD CONTRACTUAL RATES (UNAUDITED)

The following table is based on contractual interest rates and does not include the amortization of deferred costs and fees or assumptions regarding non-accrual interest:

	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
(dollars in thousands)	EOP Contractual Interest rate	EOP Contractual Interest rate	EOP Contractual Interest rate	EOP Contractual Interest rate	EOP Contractual Interest rate
Commercial real estate	3.96%	4.02%	4.11%	4.20%	4.32%
Residential first mortgages	3.87%	3.87%	3.93%	3.93%	3.93%
Residential rentals	4.11%	4.20%	4.26%	4.30%	4.45%
Construction and land development	4.31%	4.32%	4.28%	4.40%	4.46%
Home equity and second mortgages	3.50%	3.52%	3.54%	3.56%	3.56%
Commercial loans	4.44%	4.63%	4.56%	4.51%	4.53%
Consumer loans	5.65%	5.75%	5.99%	5.94%	6.05%
Commercial equipment	4.42%	4.40%	4.42%	4.42%	4.44%
U.S. SBA PPP loans	1.00%	1.00%	1.00%	1.00%	1.00%
Total loans	3.84%	3.84%	3.92%	3.94%	4.03%

Yields without U.S. SBA PPP loans	4.00%	4.06%	4.13%	4.20%	4.29%

ALLOWANCE FOR LOAN LOSSES (UNAUDITED)

(dollars in thousands)	For the Three Months Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Beginning of period	$18,256	$19,424	$18,829	$16,319	$15,061

Charge-offs	(61)	(1,485)	(30)	(65)	(2,262)
Recoveries	30	22	25	75	20
Net charge-offs	(31)	(1,463)	(5)	10	(2,242)

Provision for loan losses	291	295	600	2,500	3,500
End of period	$18,516	$18,256	$19,424	$18,829	$16,319

Net charge-offs to average portfolio loans (annualized)(1)	(0.01)%	(0.40)%	—%	—%	(0.61)%

Breakdown of general and specific allowance as a percentage of gross portfolio loans(1)
General allowance	$17,686	$17,365	$18,068	$18,319	$16,215
Specific allowance	778	891	1,356	510	104
Total allowance to non-acquired loans	$18,464	$18,256	$19,424	$18,829	$16,319
PCI loans	52	—	—	—	—
Total allowance to gross portfolio loans with PCI loans	$18,516	$18,256	$19,424	$18,829	$16,319

General allowance	1.15%	1.15%	1.20%	1.22%	1.09%
Specific allowance	0.05%	0.06%	0.09%	0.03%	0.01%
Total allowance to gross portfolio loans(1)	1.20%	1.21%	1.29%	1.26%	1.09%
Total allowance to gross portfolio loans with PCI loans(2)	1.21%	—%	—%	—%	—%

Allowance to non-acquired gross loans(3)	1.25%	1.26%	1.35%	1.31%	1.14%

Allowance+ Non-PCI FV Mark	$19,090	$18,939	$20,174	$19,643	$17,208
Allowance+ Non-PCI FV Mark to gross portfolio loans	1.24%	1.26%	1.34%	1.31%	1.15%

____________________________________
(1) Portfolio loans include all loan portfolios except the U.S. SBA PPP loan portfolio
(2) There were no allowance for loan loss on the PCI portfolios prior to the three months ended June 30, 2021.
(3) Non-acquired loans include loans transferred from acquired pools following release of acquisition accounting FMV adjustments. Non-acquired loans exclude U.S. SBA PPP loans.

Below are several schedules that provide information on the COVID-19 deferred loans. The schedules summarize the COVID-19 loan modifications by loan portfolio, maturity or next payment due dates and the Banks's industry classification using the North American Industry Classification System ("NAICS"). The NAICS is the standard used by Federal statistical agencies in classifying business establishments for the purpose of collecting, analyzing, and publishing statistical data related to the U.S. business economy.

	(UNAUDITED)
COVID-19 Deferred Loans	June 30, 2021			Accrual Loans		Non-Accrual Loans
(dollars in thousands)	Loan Balances	% of Deferred Loans	% of Gross Portfolio Loans	Loan Balances	Number of Loans	Loan Balances	Number of Loans
Commercial equipment	3,505	100.00%	0.23%	3,505	11	—	—
Total	$3,505	100.00%	0.23%	$3,505	11	$—	—

COVID-19 Deferred Loans - Scheduled Month off Deferral	(UNAUDITED)
(dollars in thousands)	Loan Balances	%	Number of Loans
December-21	3,505	100.00%	11
Total	$3,505	100.00%	11

COVID-19 Deferred Loans by NAICS Industry	(UNAUDITED)
(dollars in thousands)	June 30, 2021	Number of Loans
Transportation and Warehousing	3,505	11
Total	$3,505	11

CLASSIFIED AND SPECIAL MENTION ASSETS (UNAUDITED)

The following is a breakdown of the Company’s classified and special mention assets at June 30, 2021 and December 31, 2020, 2019, 2018, and 2017, respectively:

	As of
(dollars in thousands)	6/30/2021	3/31/2021	12/31/2020	12/31/2019	12/31/2018	12/31/2017
Classified loans
Substandard	$13,382	$13,816	$19,249	$26,863	$32,226	$40,306
Doubtful	—	—	—	—	—	—
Total classified loans	13,382	13,816	19,249	26,863	32,226	40,306
Special mention loans	4,524	7,769	7,672	—	—	96
Total classified and special mention loans	$17,906	$21,585	$26,921	$26,863	$32,226	$40,402

Classified loans	$13,382	$13,816	$19,249	$26,863	$32,226	$40,306
Classified securities	—	—	—	—	482	651
Other real estate owned	1,536	2,329	3,109	7,773	8,111	9,341
Total classified assets	$14,918	$16,145	$22,358	$34,636	$40,819	$50,298

Total classified assets as a percentage of total assets	0.68%	0.75%	1.10%	1.93%	2.42%	3.58%
Total classified assets as a percentage of Risk Based Capital	6.24%	6.81%	9.61%	16.21%	21.54%	32.10%

SUMMARY OF DEPOSITS (UNAUDITED)

	June 30, 2021		March 31, 2021		December 31, 2020		September 30, 2020		June 30, 2020
(dollars in thousands)	Balance	%	Balance	%	Balance	%	Balance	%	Balance	%
Noninterest-bearing demand	$423,165	22.18%	$406,319	21.75%	$362,079	20.74%	$360,839	20.28%	$356,196	21.32%
Interest-bearing:
Demand	685,023	35.90%	651,639	34.89%	590,159	33.81%	635,176	35.69%	547,639	32.79%
Money market deposits	351,262	18.41%	355,680	19.04%	340,725	19.52%	329,617	18.52%	314,781	18.85%
Savings	107,288	5.62%	105,590	5.65%	98,783	5.66%	90,514	5.09%	85,257	5.10%
Certificates of deposit	341,400	17.89%	348,668	18.67%	353,856	20.27%	363,460	20.42%	366,491	21.94%
Total interest-bearing	1,484,973	77.82%	1,461,577	78.25%	1,383,523	79.26%	1,418,767	79.72%	1,314,168	78.68%
Total deposits	$1,908,138	100.00%	$1,867,896	100.00%	$1,745,602	100.00%	$1,779,606	100.00%	$1,670,364	100.00%

Transaction accounts	$1,566,738	82.11%	$1,519,228	81.33%	$1,391,746	79.73%	$1,416,146	79.58%	$1,303,873	78.06%